Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the foregoing 2007 Annual Proxy Statement on Form 14-A to be filed with the Washington, D.C. Office of the U.S. Securities and Exchange Commission, we hereby consent to the inclusion of our report dated October 20, 2006 related to the audit of the financial statements of Taiyuan Rongan Business Trading Limited Company and subsidiaries as of December 31, 2005 and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004.

/s/ Kabani & Company, Inc.

Los Angeles, California

Dated: January 29, 2007